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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Registration Statement No. 333-123289 of our report dated May 5, 2005 (May 27, 2005 as to Notes 7 and 9) (which expresses an unqualified opinion and includes and explanatory paragraph for the adoption of Statement of Financial Accoutning Standards No. 142, Goodwill and Other Intangible Assets effective February 3, 2002) related to the financial statements and financial statement schedule of DSW Inc. as of January 29, 2005 and January 31, 2004 and for the years ended January 29, 2005, January 31, 2004 and February 1, 2003 appearing in Amendment No. 5 to Registration Statement No. 333-123289 of DSW Inc. on Form S-1, the contents of which is incorporated by reference in this registration statement by reference.



/S/ Deloitte and Touche LLP
-----------------------
Deloitte and Touche LLP

Columbus, Ohio
June 28, 2005